CERTIFICATE OF TRUST
                                       OF
                         METROPOLITAN WEST CAPITAL FUNDS

     This Certificate of Trust of Metropolitan West Capital Funds, a business trust (the "Trust"), executed by the undersigned trustees, and filed under and in accordance with the provisions of the Delaware Business Trust Act (12 Del. C.ss.3801 et seq.) (the "Act"), sets forth the following:

     FIRST: The name of the business trust formed hereby is Metropolitan West Capital Funds.

     SECOND: The address of the registered office of the Trust in the State of Delaware is 610 Newport Center Drive, Suite 1000, Newport Beach, California 92660. The name of the Trust's registered agent at such address is The Corporation Trust Company.

     THIRD: The Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C.ss.ss.80a-1 et seq.).

     FOURTH: Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

     IN WITNESS WHEREOF, the undersigned, being all of the trustees of Metropolitan West Capital Funds, have duly executed this Certificate of Trust as of the 10th day of October, 2001.

                                                    /s/ Gary W. Lisenbee
                                                    --------------------------
                                                    Gary W. Lisenbee, Trustee